Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED

AMENDMENT NO. 4 TO

DRUG DISCOVERY COLLABORATION AGREEMENT

THIS AMENDMENT NO. 4 TO DRUG DISCOVERY COLLABORATION AGREEMENT (this “Amendment”) effective as of March 31, 2015 (the “Amendment Date”), is made by and between Array BioPharma Inc., a Delaware corporation (“Array”), and Loxo Oncology, Inc., a Delaware corporation (“Loxo”).

WHEREAS, the parties previously entered into that certain Drug Discovery Collaboration Agreement dated as of July 3, 2013, as amended by Amendment No.1 To Drug Discovery Collaboration Agreement dated November 26, 2013, Amendment No.2 To Drug Discovery Collaboration Agreement dated April 10, 2014, and Amendment No. 3 To Drug Discovery Collaboration Agreement dated October 13, 2014 (collectively, the “Agreement”) and the parties wish to amend the Agreement in certain respects on the terms and conditions set forth herein.

NOW THEREFORE, capitalized terms not defined in this Amendment shall have the meaning ascribed in the Agreement, and the parties hereby agree as follows:

2.                                      Section 2.4 of the Agreement (as amended) is hereby deleted and the following substituted therefor:

Discovery Program Staffing. During the Discovery Program and subject to Loxo funding such FTE’s pursuant to Section 5.1, Array shall devote that number of FTE’s to the conduct of the Discovery Program specified in the Discovery Plan. The Discovery Plan shall specify [*] Array FTEs at any time during the Discovery Program Term. Each calendar month during the Discovery Program, on a monthly basis, Loxo shall have the right, upon agreement by Array, to increase the maximum number of Array FTEs to be used under the Discovery Program during such calendar month by [*] FTEs, i.e. from [*] FTEs to [*] FTEs. Loxo may exercise such right by providing written notice (which may be via email from the Loxo CEO) to Array prior to commencement of such calendar month. If Array agrees to the increase for such month, then for each calendar month in which Loxo adds [*] additional FTEs above the maximum specified limit, Loxo shall pay to Array an additional payment of [*] prior to the beginning of such calendar month. Notwithstanding the above, during the period beginning on April 1, 2015 and ending on December 31, 2015, Array shall devote to the conduct of the Discovery Program [*] additional FTE’s (i.e., in addition to the FTEs to be devoted to the Discovery Program pursuant to the above), it being understood that, notwithstanding the last sentence of Section 5.2.1, the Array FTE Rate for such [*] additional FTE’s shall be [*] per FTE per year.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

3. Miscellaneous.  This Amendment shall be effective for all purposes as of the Amendment Date.  Except as expressly modified herein, the Agreement shall continue to remain in full force and effect in accordance with its terms.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives effective as of the Amendment Date.

LOXO ONCOLOGY, INC.		ARRAY BIOPHARMA INC.

By:	/s/ Joshua H. Bilenker	By:	/s/ David L. Snitman
Name:	Joshua H. Bilenker	Name:	David L. Snitman
Title:	CEO	Title:	Executive V.P. Business Development